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                                                                    EXHIBIT 2.01




                               EXCHANGE AGREEMENT

                                     BETWEEN

                                   INTUIT INC.

                                       AND

                 KABUSHIKI KAISHA MILKYWAY AND ITS STOCKHOLDERS



                                DECEMBER 26, 1995
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                               EXCHANGE AGREEMENT


         THIS EXCHANGE AGREEMENT (this "Agreement") is entered into as of December 26, 1995, by and among Intuit Inc., a Delaware corporation ("Intuit"), Kabushiki Kaisha Milkyway, a corporation organized and existing under the laws of Japan ("Milkyway"), and the stockholders of Milkyway listed on Exhibit A attached hereto (each individually a "Stockholder" and collectively the "Stockholders").

                                    RECITALS

         A. Intuit is engaged in the business of designing, publishing, distributing and providing financial software and related services. Milkyway is engaged in the business of publishing and distributing packaged accounting, financial and administrative software and related services for businesses.

         B. The Boards of Directors of Intuit and Milkyway and the Stockholders believe that the products and services of both companies are complementary, that Milkyway will benefit from Intuit's stronger presence in the Windows market, personal finance market and the electronic financial services market and that Intuit will benefit by adding Milkyway's product line, technology, brand name and distribution channels, and therefore have determined that it is in the best interests of both companies that Intuit acquire all of the outstanding Common Stock of Milkyway.

         C. The parties intend that, subject to the terms and conditions hereinafter set forth, Intuit will acquire 100% of the outstanding capital stock of Milkyway from the Stockholders pursuant to the terms and conditions set forth herein in exchange for shares of Intuit Common Stock.

         D. The Exchange is intended to be treated as (i) a "qualified stock purchase" described in Section 338 of the Code (as defined below), and (ii) a "pooling of interests" for accounting purposes.

            NOW, THEREFORE, the parties hereto agree as follows:

         1. DEFINITIONS

            1.1 "Balance Sheet Date" is defined in Section 3.8.

            1.2 "Closing" is defined in Section 7.1.

            1.3 "Closing Date" is defined in Section 7.1.

            1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.
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            1.5  "Confidentiality Agreement" means the Agreement for Use and
Non-Disclosure of Proprietary Information among Milkyway, Intuit, certain Stockholders and The Kamakura Corporation dated December 13, 1995, and any amendments thereto.

            1.6 "Employee Plans" shall mean all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Milkyway.

            1.7 "Employment Agreements" shall mean the agreements to be entered into between Milkyway and each of Tohru Morii, Hiroki Orito, Hirofumi Udagawa and Mitsuya Yahagi in the form attached to this Agreement as Exhibit B-1, and the agreement to be entered into between Milkyway and Masashi Miki in the form of Exhibit B-2.

            1.8 "Escrow Agreement" shall mean the agreement to be entered into among Intuit, Milkyway and the Stockholders substantially in the form attached to this Agreement as Exhibit C.

            1.9 "Escrow Period" shall mean the period beginning with the Closing Date and continuing until the issuance by Intuit's of its release of its audited financial results for the fiscal year ending July 31, 1996.

            1.10 "Escrow Shares" shall mean five percent (5%) of the Exchange Shares, as set forth on Exhibit A.

            1.11 The "Exchange" shall mean the exchange of the Milkyway Stock for the Exchange Shares contemplated by Section 2.1 below.

            1.12 "Exchange Shares" is defined in Section 2.1.

            1.13 "Material Agreement" means an agreement described in Section 3.12.

            1.14 "Major Stockholder" means each of Hidemoto Yoshii, Masashi Miki and Toshikazu Nakamura.

            1.15 "Intuit Affiliates Agreement" is defined in Section 6.5.

            1.16 "Intuit Ancillary Agreements" shall mean the Escrow Agreement, the Intuit Affiliates Agreements, the Nakamura Agreement and the Yoshii Agreement.

            1.17 "Intuit Common Stock" shall mean shares of Intuit's Common Stock, $.01 par value per share.

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            1.18 "Intuit Options" shall mean options to purchase Intuit Common
Stock issued pursuant to Intuit's 1993 Equity Incentive Plan.

            1.19 "Milkyway Ancillary Agreements" shall mean the Escrow Agreement, the Milkyway Affiliates Agreements, the Employment Agreements, the Yoshii Agreement and the Nakamura Agreement.

            1.20 "Milkyway Certificates" shall mean the certificates for the Stockholders' shares of Milkyway Stock.

            1.21 "Milkyway Intellectual Property" is defined in Section 3.13.

            1.22 "Milkyway Stock" shall mean the 80,000 shares of issued and outstanding Common Stock of Milkyway.

            1.23 "Nakamura Agreement" shall mean the Non-Competition Agreement by and among Intuit, Milkyway and Toshikazu Nakamura, dated of even date herewith, in the form attached hereto as Exhibit D.

            1.24 "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

            1.25 "SEC" shall mean the U.S. Securities and Exchange Commission.

            1.26 "Stockholders Ancillary Agreements" shall mean the Escrow Agreement, the Milkyway Affiliates Agreements, the Employment Agreements, the Yoshii Agreement and the Nakamura Agreement.

            1.27 "U.S. Person" is defined in Section 3.24.8.

            1.28 "Yoshii Agreement" shall mean the Non-Competition Agreement by and among Intuit, Milkyway and Hidemoto Yoshii, dated of even date herewith, in the form attached hereto as Exhibit E.


         2. THE EXCHANGE

            2.1 The Exchange. Subject to the terms and conditions of this Agreement, at the Closing, the Stockholders shall transfer to Intuit all of their shares of Milkyway Stock, the amounts of which are set forth beside their respective names on Exhibit A attached hereto, and in exchange therefor Intuit shall issue to each Stockholder the number of Shares of Intuit Common Stock set forth opposite each Stockholder's name on Exhibit A, for a total of 650,000 shares of Intuit Common Stock (the "Exchange Shares").

            2.2 No Adjustments. There shall be no adjustments made to the number of Exchange Shares regardless of any fluctuation of the market price per share of Intuit Common

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Stock as quoted on the Nasdaq National Market except in connection with any stock split, reverse stock split, stock dividend, recapitalization, split-up, combination, reorganization or reclassification of Intuit Common Stock.

            2.3 Escrow Agreement. Pursuant to an Escrow Agreement to be entered into on or before the Closing Date, Intuit will withhold the Escrow Shares. Intuit will deposit in an escrow pursuant to the Escrow Agreement (the "Escrow") the stock certificates representing the Escrow Shares and related stock transfer powers. The Escrow Shares and such stock transfer powers, and any other property with respect thereto delivered to the Escrow Agent as provided in the Escrow Agreement, will be held as collateral to secure the indemnification obligations of the Stockholders under Section 11.2 hereof in accordance with the Escrow Agreement.

            2.4 Securities Law Issues. Intuit shall issue the Exchange Shares pursuant to an exemption from registration under Regulation S ("Regulation S") promulgated under the Securities Act. The Exchange Shares will not be subject to any restriction on transferability other than compliance with the express requirements of Regulation S specified in Section 3.24, Section 5.14, Section
7.3 and restrictions arising under the Milkyway Affiliates Agreement.

            2.5 Qualified Stock Purchase. The parties intend that the Exchange be treated as a "qualified stock purchase" described in Section 338 of the Code.

            2.6 Pooling of Interests. The parties intend that the Exchange be treated as a "pooling of interests" for accounting purposes. At the Closing, Intuit shall have received a letter dated as of the Closing Date, from Ernst & Young LLP, regarding such firm's concurrence with Intuit management's and Milkyway management's conclusions as to the appropriateness of pooling of interests accounting for the merger under Accounting Principles Board Opinion No. 16 if the Exchange is closed and consummated in accordance with this Agreement.


         3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND MILKYWAY

            Each of the Stockholders and Milkyway jointly and severally hereby represents and warrants to Intuit that, except as set forth in items 3.1 through
3.24 (referred to as "Items" below) in the Milkyway Disclosure Schedule, attached as Exhibit N hereto:

            3.1 Title. The Stockholder owns and holds good and valid title to the Milkyway Stock being exchanged hereunder by such Stockholder, free and clear of any liens, security interests, restrictions, options or encumbrances. The Stockholder's shares of Milkyway Stock are not subject to any right of first refusal or other restriction, no other person has any interest or right in such shares of Milkyway Stock, and such shares of Milkyway Stock are being transferred to Intuit in compliance with all applicable Japanese securities laws. The Stockholder has no interest or right in Milkyway other than such shares of Milkyway Stock.

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            3.2 Organization. Milkyway is a corporation duly organized and validly existing under the laws of Japan, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Milkyway does not own or lease any real property, has no employees and does not maintain a place of business in any country other than Japan.

            3.3 Power, Authorization and Validity.

                3.3.1 The Stockholder has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Stockholders Ancillary Agreements. No filing, authorization or approval, governmental or otherwise, is necessary to enable the Stockholder to enter into, and to perform its obligations under, this Agreement and the Stockholders Ancillary Agreements executed by the Stockholder. This Agreement and the Stockholders Ancillary Agreements are, or when executed by the Stockholder will be, valid and binding obligations of the Stockholder enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Stockholders Ancillary Agreements (other than the Milkyway Affiliates Agreements) will not be effective until the Closing.

                3.3.2 Milkyway has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Milkyway Ancillary Agreements. This Agreement, the Milkyway Ancillary Agreements and the transfer and exchange of Milkyway Stock pursuant to Section
2.1 have been duly and validly approved by the Milkyway Board of Directors and each of the Stockholders, as required by applicable law. No filing, authorization or approval, governmental or otherwise, is necessary to enable Milkyway to enter into, and to perform its obligations under, this Agreement and the Milkyway Ancillary Agreements, except for the prior notification under the Japanese Foreign Exchange Control Regulations. This Agreement and the Milkyway Ancillary Agreements are, or when executed and delivered by Milkyway and the other parties thereto will be, valid and binding obligations of Milkyway enforceable against Milkyway and the Milkyway Affiliates (as applicable) in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Milkyway Ancillary Agreements (other than the Milkyway Affiliates Agreements) will not be effective until the Closing.

            3.4 Capitalization.

                (a) Authorized/Outstanding Capital Stock. The authorized capital stock of Milkyway consists of Eighty Thousand (80,000) shares of Milkyway Common Stock, with par value of 500 yen, of which Eighty Thousand (80,000) shares are issued and outstanding as of this date and as of the Closing Date, and all of which issued and outstanding shares are held of record and owned by Hidemoto Yoshii, Yuko Yoshii, Masashi Miki, Sadao Miki, Toshikazu Nakamura and Toshimitsu Nakamura in the respective amounts set forth on Exhibit A.

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Milkyway has not authorized or issued any shares of Preferred Stock. All issued and outstanding shares of Milkyway Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Milkyway in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable securities laws.

                (b) Options/Rights. There are no rights, options, warrants, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Milkyway's authorized but unissued capital stock; there are no options, warrants, conversion privileges or preemptive or other rights or agreements to which Milkyway is a party involving the purchase or other acquisition of any shares of Milkyway capital stock; there is no liability for dividends accrued but unpaid; and there are no voting agreements, registration rights, rights of first refusal or other restrictions applicable to any of Milkyway's outstanding securities.

            3.5 Subsidiaries; Not a Subsidiary. Except for Milkyway Hanbai Kabushiki Kaisha ("Milkyway Hanbai"), which is a wholly-owned subsidiary of Milkyway, Milkyway does not have any subsidiaries or any equity interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Milkyway has never been a subsidiary of any corporation, partnership, limited liability company, joint venture or other business entity. Milkyway Hanbai currently is not engaged in any business, does not have any outstanding liabilities, and, to the best knowledge of each Stockholder, there are no facts indicating that Milkyway Hanbai has any outstanding or potential liability of any kind.

            3.6 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement or any Milkyway Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation or rules and regulations of Milkyway, as currently in effect, (b) any Material Agreement or (c) any national, prefecture, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to and that would have a material adverse effect on Milkyway or its assets or properties. The consummation of the Exchange will not require the consent of any third party and will not have a material adverse effect upon any such rights, licenses, franchises, leases or agreements pursuant to the terms of the Material Agreements other than as set forth in Item 3.6.

            3.7 Litigation. Except as set forth in Item 3.7, there is no action, proceeding or investigation pending or, to Milkyway's knowledge, threatened against Milkyway before any court or administrative agency that, if determined adversely to Milkyway, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Milkyway or in which the adverse party or parties seek to recover in excess of 5,000,000 yen from Milkyway. Except as set forth on Item 3.7 and except for rights under this Agreement and the Ancillary Agreements, there is no substantial basis for any person, firm, corporation or entity to assert a claim against Milkyway or the Stockholders (or Intuit after the Closing) based upon: (a) ownership or rights to ownership of any shares of Milkyway Stock or

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(b) any rights as a Milkyway securities holder, including, without limitation, any option or other right to acquire any Milkyway securities, any preemptive rights or any rights to notice or to vote.

            3.8 Milkyway Financial Statements. Milkyway has delivered to Intuit Milkyway's unaudited balance sheet as of November 30, 1995 (the "Balance Sheet Date"), Milkyway's unaudited income statement for the period from January 1, 1995 through November 30, 1995, Milkyway's unaudited balance sheets as of and Milkyway's unaudited income statements for the fiscal years ended December 31, 1994, 1993, and 1992 (collectively, the "Milkyway Financial Statements"). The Milkyway Financial Statements, in all material respects, (a) are in accordance with the books and records of Milkyway, (b) fairly and accurately represent the financial condition of Milkyway at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with all applicable laws subject to adjustments required with respect to items (i) through (iv) below, and (c) except as set forth on Item 3.8, are in accordance with the Japanese Commercial Code except for omission of required footnotes. Except as set forth in Item 3.8, Milkyway has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Milkyway Financial Statements, except for (i) employees' retirement benefit liability, (ii) directors' retirement benefit liability, (iii) allowance for doubtful accounts, (iv) maintenance contract obligations and (v) those that may have been incurred after the Balance Sheet Date in the ordinary course of its business. Item 3.8 includes a brief description (including size in yen) of items (i) through (iv) in the preceding sentence.

            3.9 Taxes. Except as set forth in Item 3.9, Milkyway has filed all applicable tax and information returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid. True, correct and complete copies of all such tax and information returns filed since fiscal year 1988 have been provided or made available by Milkyway to Intuit. Milkyway is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled, paid or adequately provided for on Milkyway's financial statements, books and records. Except as set forth in Item 3.9, no tax return of Milkyway has ever been inspected by any taxing agency or authority. For the purposes of this Agreement, the terms "tax" and "taxes" include all applicable Japanese and foreign income, gains, franchise, excise, securities, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, import, export and other fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

            3.10 Title to Properties. Milkyway has good and marketable title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in the Milkyway Financial Statements, free and clear of all liens, charges or encumbrances (other than for taxes not yet due and payable and Permitted Liens as defined below), other than such material assets, set forth on
Item 3.10, as were sold by Milkyway in the ordinary course of business since the

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Balance Sheet Date or which are subject to capitalized leases. "Permitted Liens"
means any lien, mortgage, encumbrance or restriction which is reflected in the Milkyway Financial Statements and which does not materially detract from the value or materially interfere with the use, as currently utilized, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon. There are no financing statements or similar encumbrances of record with any governmental administrative or judicial entity, naming Milkyway as debtor, except as set forth in Item 3.10. The machinery and equipment included in such assets are in all material respects in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Milkyway is a party are fully effective and afford Milkyway peaceful and undisturbed possession of the subject matter of the lease. To the best knowledge of each Stockholder and Milkyway, Milkyway is not in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Milkyway has not received any notice of such violation with which it has not complied or had waived.

            3.11 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Item 3.11, there has not been with respect to Milkyway:

                 (a) any change in the financial condition, properties, assets, liabilities, business, results of operations or prospects of Milkyway, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on Milkyway or its ability to conduct its operations as currently proposed by, and discussed between, Milkyway and Intuit;

                 (b) any contingent liability incurred by Milkyway as guarantor or surety with respect to the obligations of others;

                 (c) any material mortgage, encumbrance or lien placed on any of the properties of Milkyway;

                 (d) any new Material Agreement;

                 (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Milkyway other than in the ordinary course of business or in nonmaterial amounts;

                 (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Milkyway;

                 (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Milkyway, any split, stock dividend, combination or recapitalization of the capital stock of Milkyway or any direct or indirect redemption, purchase or other acquisition by Milkyway of the capital stock of Milkyway;

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                 (h) any material labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any of Milkyway's officers, employees or agents earning compensation at an anticipated annual rate in excess of 5,000,000 yen (including any bonus payment or arrangement made to or with any of such officers, employees or agents); or any change in the compensation payable or to become payable to any of Milkyway's other officers, employees or agents other than normal annual raises in accordance with past practice or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal bonuses or compensation increases noted on Item 3.11(h) hereof or other arrangements made in accordance with past practices;

                 (i) any planned departure of which Milkyway is aware by any member of the management or key personnel of Milkyway (the management and other key personnel of Milkyway are listed on Item 3.11(i) hereof);

                 (j) any payment or discharge of a material lien or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the Milkyway Financial Statements or
(ii) incurred in the ordinary course of business after the Balance Sheet Date;
or

                 (k) any obligation or material liability incurred by Milkyway to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers.

            3.12 Agreements and Commitments. Except as set forth in Item 3.12 delivered by Milkyway to Intuit herewith, Milkyway is not a party or subject to any oral or written executory agreement, obligation or commitment that is described below (collectively, the "Material Agreements"):

                 (a) Any contract, commitment, letter agreement, quotation or purchase order providing for payments by or to Milkyway in an aggregate amount of (i) 10,000,000 yen or more in the ordinary course of business or (ii) 5,000,000 yen or more not in the ordinary course of business;

                 (b) Any license agreement as licensor or licensee (except for any nonexclusive software license granted by Milkyway to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided to Intuit's counsel);

                 (c) Any other agreement by Milkyway to encumber, transfer or sell rights in or with respect to any Milkyway Intellectual Property;

                 (d) Any agreement for the sale, lease or encumbrance of real or personal property involving more than 1,000,000 yen per year;

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                 (e) Any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Milkyway's products;

                 (f) Any franchise agreement or financing statement;

                 (g) Any stock redemption or purchase agreement;

                 (h) Any joint venture agreement, merger agreement or agreement to transfer or purchase all or substantially all of Milkyway's or a third party's business or assets, or any other agreement that involves a sharing of profits with, or lease or entrustment of business to, other persons;

                 (i) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Milkyway incurred or made in the ordinary course of business, and except as disclosed in the Milkyway Financial Statements;

                 (j) Any contract containing covenants purporting to limit Milkyway's freedom to compete in any line of business in any geographic area;

                 (k) Any other material agreement by which Milkyway has assigned any rights under Milkyway Intellectual Property (as defined below) to any other party, has waived any rights to prevent infringing use of Milkyway Intellectual Property, or any other party has assigned any intellectual property rights of a third party to Milkyway; or

                 (l) Any other agreement by which Milkyway, or another party to a legal proceeding (including infringement claims) involving Milkyway, has waived its rights in the legal proceeding.

                 Each Material Agreement listed in Item 3.12 is valid and in full force and effect in all material respects, and except as expressly noted, a true and complete copy of which has been delivered to Intuit or Intuit's counsel. Except as noted on Item 3.12, neither Milkyway nor, to the knowledge of Milkyway and the Stockholders, any other party is in breach of or default under any material term of any Material Agreement. The Stockholders and Milkyway are not a party to any contract or arrangement that they reasonably expect will have a material adverse effect on Milkyway's business or prospects.

            3.13 Intellectual Property and Products. Milkyway owns all right, title and interest in, or has the right to use, all worldwide industrial and intellectual property rights, including, without limitation, patent applications, patents, patent rights, trademark applications, trademarks, service marks, trade names, service mark applications, trade dress, moral rights, copyright applications, copyrights, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, software source and object code, algorithms, architecture, structure, display screens, layouts,

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development tools, all documentation and media constituting, describing or relating to the above, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the development, production, marketing, licensing and sale of commercial products using such intellectual property and proprietary rights ("Milkyway Intellectual Property"). All Milkyway Intellectual Property developed by Hidemoto Yoshii, Toshikazu Nakamura, Masashi Miki, Taku Okazaki and Milkyway's employees was developed by such persons in the course of Milkyway's business and not by them in their individual capacity and such individuals do not have any interest in or rights to any Milkyway Intellectual Property. Milkyway has taken all reasonable measures to protect all Milkyway Intellectual Property, and, except as set forth on Item 3.13, Milkyway is not aware of any infringement of any Milkyway Intellectual Property by any third party. Set forth on Item 3.13 delivered to Intuit herewith is a true and complete list of all copyright, mask work, trademark and service mark registrations and applications and all patents and patent applications for Milkyway Intellectual Property owned by Milkyway. Milkyway is not aware of any material loss, cancellation, termination or expiration of any such registration or patent except as set forth on Item 3.13. The business of Milkyway as conducted as of the date hereof does not, and its Published Products (as defined below) do not, and, to the best knowledge of the Stockholders and Milkyway, the business of the development, production, marketing, licensing and sale of Products Under Development (as defined below) after the Closing Date will not cause Milkyway to, infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and Milkyway has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person which could be expected to have a material adverse effect on Milkyway's business. Milkyway has the right to manufacture all of its Products (as defined below and set forth on Item 3.13) and the right to use all of its Development Tools (as defined below and set forth on Item 3.13), and to its knowledge, is not using any confidential information or trade secrets of any former employer of any past or present employees. Item 3.13 contains a complete list and brief description of (a) all of the software products published and/or distributed by Milkyway (the "Published Products") and all products under development or consideration by Milkyway with a scheduled public availability date on or prior to December 31, 1996 (the "Products Under Development," collectively with the Published Products referred to as the "Products") and (b) all of the software development tools used or intended to be used by Milkyway in the development of any of the Products, except for any such tools that are generally available and are used in their generally available form (such as standard compilers) (the "Development Tools").

            3.14 Compliance with Laws. Except as set forth in Item 3.14 and except where the failure to comply would not have a material adverse effect on the business, operations or financial conditions of Milkyway, Milkyway has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all respects material to Milkyway, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Milkyway or to the assets, properties and business of Milkyway, including, without limitation: (a) all applicable securities laws and regulations, (b) all applicable national, prefecture and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Milkyway's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection, building standards, zoning or other similar matters, (c) the Japanese export regulations or (d) all applicable foreign exchange control laws. Milkyway has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

            3.15 Certain Transactions and Agreements. Except as set forth in
Item 3.15, no person who is a Stockholder, officer or director of Milkyway, or a member of any Stockholder's, officer's or director's immediate family, has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Milkyway or Intuit (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded). Except as set forth in Item 3.15, no person who is a Stockholder, officer or director of Milkyway, or any member of any Stockholder's, officer's or director's immediate family, is directly or indirectly interested in any material contract or informal arrangement with Milkyway, except for compensation for services as an officer, director or employee of Milkyway and except for the normal rights of a shareholder. Except as set forth in Item 3.15, none of such Stockholders, officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, copyrights, trademarks, trade names or trade secrets used in the business of Milkyway, except for the normal rights of a shareholder.

            3.16 Employees.

                 3.16.1 Except as set forth in Item 3.16.1, Milkyway has no employment contract or material consulting agreement currently in effect (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                 3.16.2 Milkyway (a) has never been and is not now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (d) has no material current labor dispute. Milkyway has no knowledge that any of its key development employees and its key officers (each of whom is listed on Item 3.16.2) intends to leave its employ.

                 3.16.3 Item 3.16.3 delivered by Milkyway to Intuit herewith contains a list of all Employee Plans. Milkyway has delivered true and complete copies or descriptions of all the Employee Plans to Intuit. Except as set forth in Item 3.16.3, each of the Employee Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, national, federal, prefecture, local and other governmental laws and ordinances, orders, rules and regulations.

                 3.16.4 To Milkyway's knowledge, no employee of Milkyway is in material violation of (a) any term of any employment contract, patent disclosure agreement or noncompetition agreement or (b) any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Milkyway or to use trade secrets or proprietary information of others. To Milkyway's knowledge, the mere fact of employment of any employee of Milkyway does not subject Milkyway to any liability to any third party.

                 3.16.5 Except as set forth in Item 3.16.5, Milkyway is not a party to any (a) agreement with any executive officer or other employee of Milkyway (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Milkyway in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment (provided that Milkyway's taishoku-kin plan described in Item 3.16.5 is not considered a severance plan), or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                 3.16.6 A list of all employees, officers and development consultants of Milkyway and their current compensation and benefits as of November 30, 1995 is set forth on Item 3.16.6.

                 3.16.7 All contributions due from Milkyway with respect to any of the Employee Plans have been made or accrued on the Milkyway Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

            3.17 Corporate Documents. Milkyway has made available to Intuit for examination all documents and information listed in Items 3.1 through 3.24 or other exhibits called for by this Agreement which have been requested by Intuit's legal counsel, including, without limitation, the following: (a) copies of Milkyway's Articles of Incorporation as currently in effect; (b) Milkyway's minute book containing all records of all proceedings, consents, actions and meetings of Milkyway's directors and shareholders since January 1, 1993; (c) Milkyway's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Milkyway, or any securities of Milkyway, and all applications for such permits, orders and consents. Milkyway does not possess records of director or shareholder actions prior to 1993. Milkyway has no corporate documents other than its Articles of Incorporation.

            3.18 No Brokers. Except as otherwise described in Item 3.18, Milkyway and the Stockholders are not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein or therein.

            3.19 Disclosure. This Agreement, its exhibits and any of the certificates or documents to be delivered by Milkyway to Intuit under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

            3.20 Information Supplied. None of the information supplied or to be supplied in writing by Milkyway or the Stockholders to Intuit, including the statements in this Section 3 (as qualified by the Disclosure Schedule), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            3.21 Books and Records. The books, records and accounts of Milkyway
(a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Milkyway and (d) accurately and fairly reflect the basis for the Milkyway Financial Statements.

            3.22 Insurance. Milkyway maintains fire and casualty, workers compensation and general liability insurance as listed on Item 3.22.

            3.23 Environmental Matters.

                 3.23.1 During the period that Milkyway has leased the premises currently occupied by it and those premises occupied by it since the date of its incorporation, Milkyway has not caused any and to its actual knowledge, there have been no disposals, releases or threatened releases of hazardous materials from or any presence thereof on any such premises that would have a material adverse effect upon the business or financial statements of Milkyway. Milkyway has no knowledge of any presence, disposals, releases or threatened releases of hazardous materials on or from any of such premises, which may have occurred prior to Milkyway having taken possession of any of such premises that would have a material adverse effect upon the business or financial statements of Milkyway.

                 3.23.2 To its knowledge, none of the premises currently leased by Milkyway or any premises previously occupied by Milkyway is in material violation of any national, prefecture or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

                 3.23.3 During the time that Milkyway has leased the premises currently occupied by it or any premises previously occupied by Milkyway, neither Milkyway nor, to Milkyway's knowledge, any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any hazardous materials that would have a material adverse effect upon the business or financial statements of Milkyway.

                 3.23.4 During the time that Milkyway has leased the premises currently occupied by it or any premises previously occupied by Milkyway, there has been no litigation, proceeding or administrative action brought or threatened in writing against Milkyway, or any settlement reached by Milkyway with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of such premises.

            3.24 Securities Matters.

                 3.24.1 Each Stockholder, together with the Stockholder's advisors, is fully aware that the Exchange Shares he or she will receive will be received under an exemption from registration provided for in Regulation S, that he or she will acquire the Exchange Shares without being offered or furnished any offering literature or prospectus other than the Intuit Disclosure Package, that this transaction has not been approved or reviewed by the SEC or by any administrative agency charged with the administration of the securities law of any state.

                 3.24.2 Each Stockholder, together with the Stockholder's advisors, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the Exchange, the Exchange Shares and the transactions related thereto.

                 3.24.3 Each Stockholder confirms that he or she understands and has fully considered for purposes of this investment the risks of this investment and that (i) this investment is suitable only for an investor who is able to bear the economic consequences of losing his or her entire investment,
(ii) the Exchange Shares are a speculative investment which involves a high degree of risk of loss by Stockholder of his or her investment therein, and
(iii) for a period of not less than forty (40) days from the issuance of the Exchange Shares, there are substantial restrictions on the transferability of the Exchange Shares, and accordingly, it may not be possible for any Stockholder to liquidate his or her investment in the case of emergency.

                 3.24.4 Each Stockholder confirms that he or she is able (i) to bear the economic risk of this investment and (ii) to hold the Exchange Shares for a period of time, not less than forty (40) days from the issuance of the Exchange Shares.

                 3.24.5 Each Stockholder confirms that his or her representatives and advisors, including The Kamakura Corporation, have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Milkyway and Intuit concerning the terms and conditions of the Exchange and the business prospects of Milkyway and Intuit, and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense and without breach of confidentiality obligations, necessary to verify the accuracy of the information set forth or incorporated by reference in the Intuit Disclosure Package.

                 3.24.6 Each Stockholder understands that the Exchange Shares have not been registered under the Securities Act and he or she agrees that the Exchange Shares may not be sold, transferred, or otherwise disposed of except pursuant to an exemption from registration under the Securities Act, including Regulation S.

                 3.24.7 Each Stockholder understands the effect of the limitations on disposition and of its representation that the Exchange Shares will not be sold, transferred or otherwise disposed of except pursuant to an exemption from registration under the Securities Act.

                 3.24.8 Each Stockholder is not a U.S. Person as defined in Rule 902(o) of Regulation S under the Securities Act. That rule defines a "U.S. Person" to mean (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (viii) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

                 3.24.9 Each Stockholder understands that the Exchange Shares may not be sold or transferred to a U.S. Person for a period of forty (40) days from the date of issuance of the Exchange Shares.

         4. REPRESENTATIONS AND WARRANTIES OF INTUIT

            Intuit hereby represents and warrants that:

            4.1 Organization and Good Standing. Intuit is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

            4.2  Power, Authorization and Validity.

                 4.2.1 Intuit has full power and authority to enter into and perform its obligations under this Agreement and the Intuit Ancillary Agreements. The execution, delivery and performance of this Agreement and the Intuit Ancillary Agreements have been duly and validly approved and authorized by Intuit's Board of Directors. No vote of Intuit's shareholders is required under applicable law or under the Certificate of Incorporation or Bylaws of Intuit.

                 4.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Intuit to enter into, and to perform its obligations under, this Agreement and the Intuit Ancillary Agreements, except for such filings as may be required to comply with federal and state securities laws in the United States and securities laws and foreign exchange laws in Japan, which will be completed as follows: (1) Intuit may file a post-effective amendment to its registration statement for its 1993 Equity Incentive Plan, (2) Intuit will file a security notification and a security registration statement under the Japanese Security Exchange Law, and (3) Intuit may file a post facto report and a prior notification under the Japanese Foreign Exchange Control Law.

                 4.2.3 This Agreement and the Intuit Ancillary Agreements are, or when executed by Intuit will be, valid and binding obligations of Intuit, enforceable against Intuit in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

            4.3 Capitalization. The authorized capital stock of Intuit consists of 60,000,000 shares of Intuit Common Stock, $0.01 par value, of which approximately 44,347,470 shares were issued and outstanding and 4,377 shares were held by Intuit in its treasury as of November 30, 1995, and 3,000,000 shares of Intuit Preferred Stock, $0.01 par value, of which no shares are issued and outstanding. When the Exchange Shares are issued in accordance with this Agreement, the Exchange Shares will be duly authorized and validly issued, fully paid and nonassessable.

            4.4 No Violation of Certificate or Laws. Neither the execution nor delivery of this Agreement or any Intuit Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Intuit, as currently in effect, or (b) any federal, state, local or foreign judgment, writ, decree, order, statute or regulation applicable to and that would have a material adverse effect on Intuit or its assets or properties.

            4.5 Disclosure. Intuit has furnished Milkyway with complete and accurate copies of its quarterly reports on Form 10-Q for the fiscal quarters ended October 31, 1994, January 31, 1995, April 30, 1995, and October 31, 1995, its annual report on form 10-K for its fiscal year ended July 31, 1994, its annual report on Form 10-K and Form 10-K/A for its fiscal year ended July 31, 1995, its Form 8-K and 8-K/A-1 filed for an event occurring on September 27, 1994, its proxy statement for its special shareholders meeting held on April 10, 1995, its proxy statement for its annual shareholders meeting held on June 20, 1995, its prospectus for a public offering of 1,100,000 (pre stock split) shares of its Common Stock dated June 20, 1995, and all other reports or documents required to be filed by Intuit pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended since the filing of the most recent quarterly report on Form 10-Q (the "Intuit Disclosure Package"). All documents contained in the Intuit Disclosure Package and filed with the SEC (including all financial statements included therein) comply in all material respects with the applicable SEC rules and regulations relating thereto, and as of the date of this Agreement no additional filing or amendment to any previous filing is required under such rules and regulations. The Intuit Disclosure Package, this Agreement, the exhibits and schedules hereto, any certificates or documents to be delivered to Milkyway pursuant to this Agreement, and any written materials provided by Intuit to The Kamakura Corporation as agent for and advisor to the Stockholders and Milkyway when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading at the time the statement was made or at the Closing Date. The financial statements of Intuit included in the Intuit Disclosure Package complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the financial position of Intuit as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

            4.6 No Brokers. Intuit is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein or therein.

            4.7 Pooling. Intuit is not aware of any fact now existing relating to Intuit, or which may arise before the Closing as a result of facts now existing relating to Intuit, which would make Ernst & Young unable to deliver the letter described in Section 9.9.

         5. STOCKHOLDER AND MILKYWAY COVENANTS

            During the period from the date of this Agreement until the Closing Date, the Stockholders and Milkyway each individually covenant to and agree with Intuit as follows:

            5.1 Advice of Changes. Milkyway will promptly advise Intuit in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Stockholders or Milkyway contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Milkyway's financial condition, properties, assets, liabilities, business, results of operations or prospects.

            5.2 Maintenance of Business. The Stockholders and Milkyway understand and acknowledge that it is their intent to work closely together with Intuit during the period from the date hereof until the Closing Date. If a Stockholder or Milkyway becomes aware of a material deterioration in the relationship with any material customer, supplier or key employee, it will promptly bring such information to the attention of Intuit in writing and, if requested by Intuit, will exert all reasonable efforts to restore the relationship.

            5.3 Conduct of Business. Except as provided otherwise herein or as approved or recommended by Intuit, the Stockholders will cause Milkyway to, and Milkyway agrees to, continue to conduct its business and maintain its business relationships in the ordinary and usual course and the Stockholders will not permit Milkyway to, and Milkyway agrees that it will not, without the prior written consent of the President of Intuit, not to be unreasonably withheld:

                (a) borrow any money except in the ordinary course of business consistent with past practice;

                (b) enter into any transaction not in the ordinary course of business or enter into any transaction or make any commitment involving an expense of Milkyway or capital expenditure by Milkyway in excess of 2,500,000 yen;

                (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice;

                (d) dispose of any of its material assets except in the ordinary course of business consistent with past practice and except as disclosed in Item 3.11;

                (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice;

                (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                (g) pay any bonus, royalty, increased salary (except for annual increases in the ordinary course of business consistent with past practice and disclosed to Intuit in writing) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Intuit) or enter into any new employment or consulting agreement with any such person, or enter into any new agreement or plan of the type described in Section 3.16.3;

                (h) change accounting methods except as necessitated by changes which Milkyway is required to make in order to prepare its applicable tax returns;

                (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (except pursuant to agreements disclosed herein to Intuit);

                (j) amend or terminate any contract, agreement or license to which it is a party (except pursuant to arrangements previously disclosed to Intuit in writing) except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect; provided, however, that, prior to the Closing Date (1) the consulting agreement between Milkyway and Shiizu K.K., dated November 1, 1995, and the consulting agreement between Milkyway and Kenji Morioka, d/b/a/ Earth Themia, shall be terminated no later than December 31, 1995 and no further payments by Milkyway under such agreements will be due, and (2) the term of the agreement between Milkyway and Toshikazu Nakamura regarding accounting services shall be renewed through December 31, 1996;

                (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, which travel and expenses shall be documented by receipts for the claimed amounts;

                (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;

                (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or take any action other than this transaction to accelerate the vesting of any outstanding option or other security (except pursuant to existing arrangements disclosed in writing to Intuit before the date of this Agreement);

                (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                (p) merge, consolidate or reorganize with, or acquire any entity;

                (q) amend its Articles of Incorporation or rules and regulations except as may be required by law;

                (r) agree to any audit assessment by any tax authority or file any applicable income or franchise tax return unless copies of such returns have been delivered to Intuit for its review prior to filing;

                (s) license any of Milkyway's technology or any Milkyway Intellectual Property, except in the ordinary course of business consistent with past practice;

                (t) change any insurance coverage except in the ordinary course of business consistent with past practice;

                (u) terminate the employment of any key employee listed in Item 3.11(i); or

                (v) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(u).

            5.4 Certain Agreements. The Stockholders and Milkyway will cause (i) the Major Stockholders, all Milkyway Directors and all Milkyway employees of the seniority of kacho and above engaged in development, engineering, programming and/or related activities to execute a Japanese language version (titled "Agreement") of the employee invention assignment and confidentiality agreement with Milkyway attached hereto as Exhibit F to become effective at the Closing (the "Invention Assignment Agreement"), and (ii) all present employees of and consultants to Milkyway engaged in development, engineering, programming and/or related activities to execute the Invention Assignment Agreement no later than January 19, 1996.

            5.5 Regulatory Approvals. The Stockholders and Milkyway will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, national, federal, prefecture, local or foreign, which may be reasonably required, or which Intuit may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. The Stockholders and Milkyway will use all reasonable efforts to obtain or assist Intuit in obtaining all such authorizations, approvals and consents.

            5.6 Necessary Consents. The Stockholders and Milkyway will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for them, in addition to those set forth in
Section 5.5, to facilitate and allow the consummation of the transactions provided for herein.

            5.7 Litigation. The Stockholders will cause Milkyway to, and Milkyway agrees that it will notify Intuit in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Milkyway or threatened against it.

            5.8 No Other Negotiations. From the date hereof until the termination of this Agreement (provided such termination is not a breach by Milkyway of this Agreement) or the consummation of the Exchange, the Stockholders and Milkyway agree that they will not, and will not authorize any officer, director, employee or affiliate of Milkyway, or any other person, on their behalf, directly or indirectly, to (a) solicit, facilitate, discuss or encourage any offer, inquiry or proposal received from any party other than Intuit, concerning the possible disposition of all or any substantial portion of Milkyway's business, assets or capital stock by exchange, sale or any other means or to otherwise solicit, facilitate, discuss or encourage any such disposition (other than the Exchange), or (b) provide any confidential information to or negotiate with any third party other than Intuit in connection with any offer, inquiry or proposal concerning any such disposition. The Stockholders and Milkyway immediately will notify Intuit of any such offer, inquiry or proposal, the identity of the person making the offer, inquiry or proposal and the terms thereof.

            5.9 Access to Information. Until the Closing Date and subject to the terms and conditions of the Confidentiality Agreement, the Stockholders will cause Milkyway to, and Milkyway agrees that it will provide Intuit and its agents with reasonable access to the files, books, records and offices of Milkyway, including, without limitation, any and all information relating to Milkyway taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition, and specifically including, without limitation, access to Milkyway object code reasonably necessary for Intuit to complete its diligence review of the Milkyway products and technology. The Stockholders will cause Milkyway to, and Milkyway agrees that it will cause its accountants to cooperate with Intuit and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared by such accountants.

            5.10 Satisfaction of Conditions Precedent. The Stockholders and Milkyway will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and the Stockholders and Milkyway will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

            5.11 Securities Laws. The Stockholders and Milkyway shall use all reasonable efforts to assist Intuit to the extent requested by Intuit in writing necessary to comply with the securities laws of all jurisdictions applicable in connection with the Exchange.

            5.12 Milkyway Affiliates Agreements. Concurrently with the execution of this Agreement Milkyway shall deliver a letter to Intuit identifying all Milkyway directors, officers, ten percent or greater shareholders and all other persons who are "affiliates" of Milkyway within the meaning of Rule 145 or Rule 405 promulgated under the 1933 Act at the time this agreement is executed (the "Milkyway Affiliates"), and a list of all Milkyway Affiliates will be delivered by Milkyway to Intuit at the Closing. The Stockholders and Milkyway shall cause each of the Milkyway Affiliates to execute and deliver to Intuit, on or prior to Closing, a written agreement (the "Milkyway Affiliates Agreement") in substantially the form of Exhibit G. In addition, the Stockholders and Milkyway shall cause each person who may become a Milkyway Affiliate after the date of this Agreement and before the Closing Date to execute and deliver to Intuit a Milkyway Affiliates Agreement.

            5.13 Pooling. Following the Closing Date, the Stockholders and Milkyway shall not take (a) any of the actions described in Exhibit H or
(b) any other action if, prior to taking such action, the Stockholders and Milkyway have been informed by Intuit or its accountants that, in the reasonable opinion of Intuit or Intuit's accountants, taking such action may preclude Intuit from accounting for the Exchange as a "pooling of interests" for accounting purposes and Intuit or its accountants promptly give the Stockholders and Milkyway a writing that states in reasonable detail the action that Intuit or its accountants request the Stockholders and Milkyway not to take. The Stockholders may borrow from a lending institution on a full recourse basis up to One Million U.S. dollars (US$1,000,000) secured by their Exchange Shares (but not the Escrow Shares). The Stockholders and Milkyway shall cooperate with Intuit to cause the Exchange to be accounted for as a pooling of interests for accounting purposes.

            5.14 Assignment of Copyrights. Each of (i) Hidemoto Yoshii, Yoshikazu Nakamura, and Masashi Miki, and (ii) Taku Okazaki shall execute an Assignment of Copyright in the forms attached hereto as Exhibit I-1 and Exhibit I-2, respectively (collectively, the "Assignment of Copyright"), and such assignments shall have been duly registered pursuant to the Copyright Law of Japan prior to the Closing Date.

            5.15 Resale of Exchange Shares. Each Stockholder has read and understood the legends regarding resale restrictions as set forth in Section 7.3, agrees to abide by such restrictions and understands that the Company may issue "stop transfer" instructions to its transfer agent to prevent any transfers of the Exchange Shares received by the undersigned in violation of such restrictions and investors' representations set forth in Section 3.24.

            5.16 Shareholder Resolution. Prior to December 31, 1995, the Stockholders shall convene an extraordinary general meeting and adopt resolutions in the form attached hereto as Exhibit 0.

            5.17 Miki Agreement. Masashi Miki shall have executed an agreement (the "Miki Agreement") with Intuit in the form attached hereto as Exhibit P.

         6. INTUIT COVENANTS

            During the period from the date of this Agreement until the Closing, Intuit covenants to and agrees with the Stockholders and Milkyway as follows:

            6.1 Access to Information. Until the Closing Date, Intuit's senior executives will meet with the Milkyway management team, discuss strategy and present publicly available financial community projections for Intuit's future performance, but will not provide material nonpublic information of Intuit which would inhibit trading by Milkyway management. Intuit will provide material nonpublic information, including internal projections, solely to The Kamakura Corporation in its role as agent for and advisor to the Stockholders and pursuant to the Confidentiality Agreement.

            6.2 Advice of Changes. Intuit will promptly advise the Stockholders and Milkyway in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Intuit contained in this Agreement, if made on or as of the date of such event and the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Intuit's business, results of operations or financial condition. In addition, Intuit will promptly deliver to the Stockholders' and Milkyway's legal counsel a copy of each filing made with the SEC prior to the Closing.

            6.3 Satisfaction of Conditions Precedent. Intuit will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Intuit will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

            6.4 Regulatory Approvals. Intuit will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, national, federal, state, local or foreign, which may be reasonably required, or which the Stockholders and Milkyway may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Intuit will use all reasonable efforts to obtain all such authorizations, approvals and consents.

            6.5 Intuit Affiliates Agreements. To facilitate the treatment of the Exchange for accounting purposes as a "pooling of interests," Intuit will use all reasonable efforts to cause each of its affiliates to execute and deliver to Intuit, a written agreement (the "Intuit Affiliates Agreement") in substantially the form of Exhibit J.

            6.6 Litigation. Intuit will notify the Stockholders and Milkyway in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Intuit or threatened against it.

            6.7 Securities Laws. Intuit shall use all reasonable efforts to assist Milkyway and the Stockholders to the extent requested by them in writing necessary to comply with the securities of all jurisdictions applicable in connection with the Exchange.

         7. CLOSING MATTERS

            7.1 The Closing. Subject to the termination of this Agreement as provided in Section 10 below, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Fenwick & West, Two Palo Alto Square, Suite 400, Palo Alto, California 94306 at 4:30 p.m., local time, on January 2, 1996, or, if all conditions to Closing have not been satisfied or waived by such date, such other time and date as Milkyway, Intuit and the Stockholders may mutually select (the "Closing Date").

            7.2 Exchanges at Closing.

                7.2.1 At the Closing, each Stockholder (a) will deliver to
Intuit: (i) the Milkyway Certificate(s) representing the shares of Milkyway Stock held of record or beneficially owned by such Stockholder for the transfer to Intuit, (ii) written stock transfer forms separate from the Milkyway Certificate(s), duly executed by such Stockholder and assigning and transferring all such shares to Intuit, and (iii) a completed and executed form W-8; and (b) will deliver to Chemical Mellon Shareholder Services LLC (the "Escrow Agent") a duly endorsed stock power for the Escrow Shares in the form of Attachment B to the Escrow Agreement.

                7.2.2 Upon receipt of the documents described in Section 7.2.1, Intuit will direct the Escrow Agent: (a) to issue (and deliver to the Citibank, N.A. account specified on Exhibit A) a share certificate registered in the name of such Stockholder for the number of Exchange Shares to be issued to such Stockholder pursuant to Section 2.1, less the Escrow Shares, as set forth on Exhibit A, and (b) to issue (and deliver to the Escrow Agent as provided in the Escrow Agreement) a share certificate registered in the name of such Stockholder for the Escrow Shares. From the time of the Closing the Stockholders shall be deemed to be beneficial owners and owners of record of all of the Exchange Shares listed opposite their names on Exhibit A, and shall be entitled to vote such shares, receive dividends and distributions on such shares, and all other rights pertaining to a holder of such shares as set forth in
Section 2(b) of the Escrow Agreement.

                7.2.3 At the Closing, Intuit, Milkyway and the individuals who are parties to each of the following agreements shall execute and deliver counterparts of each such agreement: Employment Agreements, Miki Agreement, Escrow Agreement, Nakamura Agreement, Yoshii Agreement, Milkyway Affiliates Agreement and Invention Assignment Agreements executed by the Major Stockholders, all Milkyway Directors and all Milkyway employees of the seniority of kacho and above engaged in development, engineering, programming and/or related activities, the Assignment of Copyright and evidence that the actions required by Section 5.3(j) have been taken. Milkyway also will deliver to Intuit a certified copy of the minutes of the extraordinary shareholders meeting in the form of Exhibit O.

                7.2.4 At the Closing, Intuit will cause Fenwick & West to deliver its opinion, and Ernst & Young to deliver its letter pursuant to Section
9.9. At the Closing, Milkyway will cause Mitsui, Yasuda, Wani & Maeda to deliver its opinion.

            7.3 Each Stockholder understands and agrees that stop transfer instructions will be given to Intuit's transfer agent with respect to certificates evidencing the Exchange Shares to assure compliance with the provisions of the Milkyway Affiliates Agreements and Regulation S promulgated and that there will be placed on the certificates evidencing such Exchange Shares legends stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN MILKYWAY ("MILKYWAY") AFFILIATES AGREEMENT DATED AS OF JANUARY __, 1996 AMONG INTUIT INC., MILKYWAY AND THE HOLDER OF SUCH SHARES, A COPY OF WHICH AFFILIATES AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE OFFICES OF INTUIT INC. INTUIT INC. WILL FURNISH, WITHOUT CHARGE, A COPY THEREOF TO THE HOLDER OF THIS CERTIFICATE, UPON WRITTEN REQUEST THEREFOR. INTUIT INC. MAY REQUIRE AN OPINION OF U.S. LEGAL COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO INTUIT INC., TO THE EFFECT THAT SUCH REQUIREMENTS AND CONDITIONS HAVE BEEN MET."


         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE ACT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND THE COMPANY DOES NOT INTEND TO REGISTER THEM. PRIOR TO _______, 1996 [END OF 40-DAY RESTRICTED PERIOD], THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING

         A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(O) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PURCHASERS OF SHARES PRIOR TO ________, 1996 [END OF 40-DAY RESTRICTED PERIOD], MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO ___________, 1996 [END OF 40-DAY RESTRICTED PERIOD] RESELL THE SECURITIES TO A U.S. PERSON AS DEFINED BY RULE 902(O) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE."

         8. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS

         The Stockholders' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Stockholders, but only in a writing signed by Stockholders holding at least seventy percent (70%) of the Milkyway Stock):

            8.1 Accuracy of Representations and Warranties. The representations and warranties of Intuit set forth in Section 4 shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing, and the Stockholders and Milkyway shall have received a certificate to such effect executed on behalf of Intuit by its Chief Financial Officer.

            8.2 Covenants. Intuit shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing Date, except to the extent the terms of such covenants require compliance after the Closing Date, and the Stockholders and Milkyway shall have received a certificate to such effect executed on behalf of Intuit by its Chief Financial Officer or a Vice President.

            8.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

            8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Exchange by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to any notices to or consents from the Bank of Japan and/or the Ministry of Finance, satisfaction of all requirements under applicable federal and state securities laws in the United States and applicable securities laws in Japan.

            8.5 Documents. Milkyway shall have received all written consents, assignments, waivers, authorizations or other certificates deemed reasonably necessary by Milkyway's legal counsel to consummate the transactions provided for herein.

            8.6 No Litigation. No litigation or proceeding shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Intuit that has not been previously disclosed to the Stockholders and Milkyway in the Intuit Disclosure Package.

            8.7 Opinion of Intuit's Counsel. The Stockholders and Milkyway shall have received from Fenwick & West, counsel to Intuit, an opinion substantially in the form of Exhibit L.

            8.8 No Changes. There shall have been no (i) amendment of Intuit's Certificate of Incorporation, issuance of Intuit Preferred Stock or other such event which would materially affect the rights of holders of Intuit Common Stock or (ii) agreement of Intuit to be acquired by another person.

         9. CONDITIONS TO OBLIGATIONS OF INTUIT

            The obligations of Intuit hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Intuit, but only in a writing signed on behalf of Intuit by its President or Chief Financial Officer):

            9.1 Accuracy of Representations and Warranties. The representations and warranties of the Stockholders and Milkyway set forth in Section 3 shall be true and complete in all material respects as of the Closing Date with the same force and effect as if they had been made at the Closing, and Intuit shall have received a certificate to such effect executed by each Major Stockholder, the attorney-in-fact for the other Stockholders, and on behalf of Milkyway by its Representative Director. Counsel for Intuit also shall not have received any evidence that an assignment has been registered or filed pursuant to the Copyright Law of Japan which (i) pertains to any software program which has been or is being sold or otherwise marketed by Milkyway and (ii) precedes an application for registration pursuant to Section 5.14 above.

            9.2 Covenants. Each Stockholder and Milkyway shall have performed and complied in all material respects with all of its covenants contained in
Section 5 on or before the Closing Date and Intuit shall have received a certificate to such effect signed by each Stockholder and on behalf of Milkyway by its President or Chief Financial Officer.

            9.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement.

            9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required to consummate the Exchange by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to any notices to or consents from the Bank of Japan and/or the Ministry of Finance, satisfaction of all requirements under applicable federal and state securities laws in the United States and applicable securities laws in Japan.

            9.5 Opinions of the Stockholders' and Milkyway's Counsel. Intuit shall have received from Mitsui, Yasuda, Wani & Maeda counsel to the Stockholders and Milkyway, an opinion substantially in the form of Exhibit M. Wilson, Sonsini, Goodrich & Rosati, U.S. counsel to Milkyway and the Stockholders, will not be required to issue an opinion in connection with this Agreement.

            9.6 Requisite Approvals. The principal terms of this Agreement and the transfer and exchange of Milkyway Stock pursuant to Section 2.1 shall have been unanimously approved and adopted by the Board of Directors of Milkyway, and a certified copy of the minutes containing the resolutions for such action(s) shall be provided to Intuit at the Closing.

            9.7 No Litigation. No litigation or proceeding shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Milkyway that has not been previously disclosed to Intuit herein.

            9.8 Documents. Intuit shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Intuit's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Milkyway and for Intuit to consummate the transactions contemplated hereby.

            9.9 Pooling Letter. Intuit shall have received a letter from Ernst & Young LLP, dated as of the Closing Date, regarding the appropriateness of pooling of interests accounting for the Exchange under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement; provided that the failure of Ernst & Young to deliver such a letter shall not constitute a failure of this condition if Ernst & Young shall refuse to issue such a letter because of either (a) actions taken by Intuit (unless with Milkyway's consent after being informed by Intuit of the potential impact of the proposed Intuit action on the prospects for obtaining such opinion) between the signing of this Agreement and the Closing Date, or (b) facts regarding Intuit that were not disclosed to Ernst & Young in writing prior to the date hereof, or (c) documents regarding Intuit that were not provided by Intuit to Ernst & Young in writing, prior to the signing of this Agreement or
(d) actions taken by Milkyway with the consent of Intuit or contemplated by this Agreement.

             9.10 Certain Agreements. The Major Stockholders, all Milkyway Directors and all Milkyway employees of the seniority of kacho and above engaged in development, engineering, programming and/or related activities shall have executed the Invention Assignment Agreement.

             9.11 Escrow. Intuit shall have received the Escrow Agreement executed by Milkyway and the Stockholders.

             9.12 Employment and Other Agreements. Intuit shall have received the Employment Agreements, the Miki Agreement, the Yoshii Agreement and the Nakamura Agreement executed by all parties thereto.

             9.13 Milkyway Affiliates Agreement. Intuit shall have received the Milkyway Affiliates Agreements executed by each Milkyway Affiliate.

             9.14 Modification of Certain Agreements. The agreements between Milkyway and Shiizu K.K., Kenji Morioka d/b/a Earth Themia and Toshikazu Nakamura, respectively, shall have been terminated or modified as described in
Section 5.3(j). Milkyway shall provide Intuit with evidence of such modifications.

             9.15 Stockholder Resolution. Intuit shall have received at the Closing a certified copy of the minutes of an extraordinary shareholders meeting in the form of Exhibit O.

         10. TERMINATION OF AGREEMENT

             10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of Intuit and Milkyway;

                  (b) Unless otherwise specifically provided herein or agreed in writing by Intuit, Milkyway and the Stockholders holding at least seventy percent (70%) of the Milkyway Stock, this Agreement will be terminated if all the conditions to Closing have not been satisfied or waived on or before January 15, 1996 (the "Final Date") other than as a result of a breach of this Agreement or any Milkyway Ancillary Agreement by the terminating party, or a breach by any of the Milkyway Affiliates of the Milkyway Affiliates Agreements;

                  (c) By Milkyway or Stockholders holding at least seventy percent (70%) of the Milkyway Stock, if there has been a breach by Intuit of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Intuit, or if any representation of Intuit will have become untrue, in either case which has or can reasonably be expected to have a material adverse effect on Intuit and which Intuit fails to cure within a reasonable time, not to exceed twenty (20) days, after written notice thereof (except that no cure period will be provided for a breach by Intuit which by its nature cannot be cured);

                  (d) By Intuit, if there has been a breach by Milkyway or a Stockholder of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Milkyway or any Stockholder, or if any representation of any Stockholder will have become untrue, in either case which has or can reasonably be expected to have a material adverse effect on Milkyway and which Milkyway and/or such Stockholder fails to cure within a reasonable time not to exceed twenty (20) days after written notice thereof (except that no cure period will be provided for a breach by Milkyway or any Stockholder which by its nature cannot be cured); or

                  (e) By either Intuit or Milkyway, if a permanent injunction or other order by any U.S. or Japanese court which would make illegal or otherwise restrain or prohibit the consummation of the Exchange will have been issued and will have become final and nonappealable.

             Any termination of this Agreement under this Section 10.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

             10.2 Certain Continuing Obligations. Following any termination of this Agreement pursuant to this Section 10, the parties hereto will continue to perform their respective obligations under Section 11 but will not be required to continue to perform their other covenants under this Agreement.

         11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

             11.1 Survival of Representations.

                  11.1.1 Stockholders' and Milkyway's Representations. Each Stockholder's representations and warranties, except those specified in Section 3.1, shall become effective as of the Closing. The Stockholders' representations and warranties in Section 3.1 are effective as of the date of this Agreement. Milkyway's representations and warranties are effective as of the date of this Agreement. Unless otherwise specified herein, all representations, warranties and covenants of each Stockholder and Milkyway contained in this Agreement will remain operative and in full force and effect (but only as of the date they were made and as of the Closing Date) regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement in accordance with its terms or the end of the Escrow Period, whereupon such representations, warranties, and covenants (except for (i) the representations and warranties in Section 3.1 and (ii) intentional fraud or willful misconduct with respect to any representations, warranties and covenants) shall expire.

                  11.1.2 Intuit's Representations. Intuit's representations, warranties and covenants contained in this Agreement will remain operative and in full force and effect (but only as of the date they were made and as of the Closing Date) regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement in accordance with its terms or the end of the Escrow Period, whereupon such representations, warranties, and covenants shall expire. Any judgment or settlement of a claim against Intuit for a breach of its obligations hereunder brought after the Closing will be settled in Intuit Common Stock, valued at the average of the closing prices per share of Intuit Common Stock as quoted on the Nasdaq National Market System and reported in The Wall Street Journal for the ten (10) trading days ending on (and inclusive of) the Closing Date (or if the Closing Date is not a trading day, the trading day immediately preceding the Closing Date).

             11.2 Stockholders Agreement to Indemnify.

                  Subject to the limitations set forth in this Section 11.2, each Stockholder jointly and severally will indemnify and hold harmless Intuit and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Intuit within the meaning of the Securities Act (hereinafter in this Section 11.2 referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, net of any recoveries under insurance policies or tax savings (hereafter in this Section 11.2 referred to as "Intuit Damages"):

                        (a) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Stockholders or Milkyway in this Agreement or any certificate, document or instrument delivered by the Stockholders or on behalf of Milkyway or by any other Stockholder pursuant hereto; or

                        (b) resulting from any failure of any Stockholder to have good, valid and marketable title to the issued and outstanding Milkyway Stock held by such Stockholder, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Milkyway Stock in favor of the transactions contemplated by this Agreement and the Stockholders Ancillary Agreements.

             In seeking indemnification for Intuit Damages under this Section following the Closing, the Indemnified Persons shall first exercise their remedies with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement; provided, however, that no such claim for Intuit Damages under Section 11.2(a) will be asserted after the end of the Escrow Period. Except for (i) intentional fraud or willful misconduct and (ii) any damages of the type described in 11.2(b) above, no Stockholder shall have any liability to an Indemnified Person under this Agreement except to the extent of such Stockholder's Escrow Shares and any other assets deposited under the Escrow Agreement, and the remedies set forth in this Section 11.2 shall be the exclusive remedies of the Indemnified Persons hereunder against any Stockholder.

             11.3 Option Registration. To the extent required by applicable law, Intuit shall register, before June 30, 1996, the options granted to Milkyway's employees to allow for the legal issuance and exercise in Japan of the options (subject to the terms of the 1993 Equity Incentive Plan and related documents) and unrestricted resale in the U.S. markets of the shares issued upon exercise of such options (provided Intuit Common Stock continues to be listed on the Nasdaq National Market).

             11.4 Announcement of Results. Intuit intends to announce results for the fiscal quarter ending January 31, 1996 on or about March 1, 1996 but in no event later than March 15, 1996, which shall include thirty (30) days combined operations of Milkyway and Intuit if the Closing has occurred on January 2, 1996. If the Closing occurs after January 2, 1996, then Intuit shall use its best efforts to announce results for the subsequent fiscal quarter on or about June 1, 1996, but in no event later than June 15, 1996.

             11.5 Incentive Benefits. Intuit shall provide all details about the incentive benefits described in Section 6.7 above as soon as practicable.

             11.6 Work Rules. The Stockholders and Milkyway shall take all actions necessary such that Milkyway's work rules be will changed as soon as possible to provide for specific rules to protect Milkyway's confidential information and Milkyway Intellectual Property, including (i) the safekeeping of source code, and (ii) specific rules requiring all employees, consultants, advisors and any other persons who participate in the development of Milkyway Intellectual Property to be bound by terms substantially similar to those in the Invention Assignment Agreement.

             11.7 Financial Statements. Milkyway will provide all required assistance to Intuit and its representatives, to enable the Milkyway Financial Statements to be "recast" on a U.S. generally accepted accounting principles ("GAAP") basis to Intuit's fiscal periods (including fiscal quarters for fiscal year ended 1995 and subsequent quarters) ended July 31, 1995, July 31, 1994, September 30, 1993 and September 30, 1992.

             11.8 Proxy. Each Stockholder hereby grants, conditional only on the Closing, to Intuit such Stockholder's irrevocable proxy to vote on any matter relating to the declaration of Milkyway dividends in 1996, to the extent such Stockholder is entitled to vote thereon due to ownership of record of Milkyway stock in 1995.

             11.9 Issuance of Intuit Options. Intuit will grant an aggregate of Two Hundred Thousand (200,000) Intuit Options to all Milkyway employees (i) in the amounts set forth beside their respective levels of seniority on Exhibit K (the "Option Pool"), (ii) pursuant to a vesting schedule whereby one-fourth (1/4) of the options granted to each employee will become exercisable on the first anniversary of the Vesting Commencement Date (as defined below) and thereafter, at the end of each full succeeding month the options shall become exercisable as to an additional one forty-eighth (1/48) of the number of shares until such time as the options become exercisable as to all of the shares, (iii) whereby the "Vesting Commencement Date" will be the Closing Date, (iv) at an exercise price equal to the closing price per share of Intuit Common Stock as quoted on the Nasdaq National Market and reported in The Wall Street Journal for the date such Intuit Options are granted (or, if the Intuit Options are not granted on a trading day, the trading day immediately preceding the date of grant), and (v) to the extent permitted by Japanese law, pursuant to the terms and conditions of Intuit's 1993 Equity Incentive Plan. Intuit will grant all Intuit Options from the Option Pool immediately after the Intuit Options and Intuit Common Stock underlying the Intuit Options have been effectively registered under Japanese securities laws. Intuit will use all reasonable efforts to cause the security registration statement under Japanese securities laws to be filed and declared effective as soon after the Closing as possible, but in no event will the registration statement be filed later than June 30, 1996.

             11.10 Management Incentive Plan. Intuit will offer to certain Milkyway Employees the following incentive benefits:

                   (a) Intuit Options. Subject to Section 11.9, each Milkyway employee will be granted options to purchase the number of shares set forth beside his or her employment level as described in Exhibit K pursuant to Section 11.9.

                   (b) Profit Sharing. Each of Masashi Miki, Tohru Morii, Hiroki Orito, Hirofumi Udagawa and Mitsuya Yahagi will be eligible to participate in annual profit sharing compensation pursuant to the terms and conditions of Milkyway's profit sharing plan adopted in February 1995 (the "Yakuin Shoyo Plan"). Details of the Yakuin Shoyo Plan are included as Attachment A to the Employment Agreement. Each of Masashi Miki, Tohru Morii, Hiroki Orito, Hirofumi Udagawa and Mitsuya Yahagi will receive profit sharing pursuant to the Yakuin Shoyo Plan for Milkyway's fiscal year ending December 31, 1996, unless such person elects, prior to February 1, 1996, to receive profit sharing pursuant to the Intuit profit sharing plan. If a person elects to participate in the Intuit profit sharing plan, such person will not receive any profit sharing pursuant to the Yakuin Shoyo Plan. The Yakuin Shoyo Plan will terminate on December 31, 1996. If such person received profit sharing pursuant to the Yakuin Shoyo Plan with respect to Milkyway's fiscal year ending December 31, 1996, such person will not be eligible to participate in the Intuit profit sharing plan until February 1, 1997.

                   (c) Performance Bonus. Each General Manager (bucho), Deputy Division Manager (jicho), Section Manager (kacho) and the President will be eligible to receive from Intuit an annual performance bonus pursuant to Intuit's AVP Plan, with participation commencing on the Closing Date. The bonus shall be determined based on a payment goal of ten percent (10%) of such person's Base Salary (defined below) (other than the President, for whom such payment goal will be 20% of his base remuneration) for achievement of personal "target" goals, with greater or lesser percentage payments for achievement above and below the "target" in accordance with the terms and conditions of the AVP Plan. "Base Salary" shall include the following: (i) the age based salary and the job based salary (kihon-kyu), (ii) the manager allowance (yakushoku-teate) and (iii) semi-annual bonuses (excluding the performance based portion of such bonuses). The Base Salary will be equal to the amount calculated in accordance with the salary payment rules which are in effect immediately prior to the Effective Date. The bonus under the AVP Plan shall be determined at the end of Intuit's fiscal year (July 31) and paid at the same time paid to other AVP Plan participants. The amount such person receives under the AVP Plan will be reduced, yen-for-yen, by the amount such person received as the performance based portion of the winter bonus such person received prior to the payment of the AVP Plan bonus, to the extent permitted under Japanese law. Payments under the Yakuin Shoyo Plan or Intuit's profit sharing plan will not reduce AVP Plan payments.

                   (d) Other Incentives. Intuit will establish other incentive plans, based on Intuit's incentive plans for its engineering and/or development personnel, as applicable, for Milkyway's Assistant Section Managers (kakaricho).


         12. MISCELLANEOUS

             12.1 Governing Language and Law; Dispute Resolution. This Agreement is written in English (except for the Japanese language version of the Invention Assignment Agreement) and entered into in Palo Alto, California and the English language shall govern. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder ("Dispute") shall be settled by arbitration in San Francisco, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                   12.1.1 Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                   12.1.2 Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                   12.1.3 Payment of Costs. Intuit and the Stockholders will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties as such arbitrator deems just and equitable.

                  12.1.4 Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                  12.1.5 Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                  12.1.6 Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                  12.1.7 Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

             12.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of all the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

             12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

             12.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

             12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

             12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby (except as otherwise provided herein). The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

             12.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

             12.8 Expenses. Intuit will bear its own expenses and the expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. The Stockholders jointly and severally will bear (i) their own expenses and the expenses and fees of their own accountants, attorneys, investment bankers and other professionals (including any broker's or finder's fees) and (ii) Milkyway's expenses and the expenses and fees of Milkyway's accountants, attorneys, investment bankers and other professionals (including any broker's or finder's fees) incurred with respect to this Agreement and the transactions contemplated hereby.

             12.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                  (i)   If to Intuit:

                        Intuit Inc.
                        1840 Embarcadero Way
                        Palo Alto, CA 94303
                        Attention:  General Counsel
                        Phone:  (415) 944-6656
                        Fax:  (415) 944-6622

                        with a copy to:

                        Fenwick & West
                        Two Palo Alto Square
                        Palo Alto, CA  94306
                        Attention:  Gordon K. Davidson
                        Phone:  (415) 494-0600
                        Fax:  (415) 857-0361

                  (ii)  If to Milkyway:
                        Kabushiki Kaisha Milkyway
                        2-14-5
                        Akasaka, Minato-ku
                        Tokyo, Japan
                        Attention:  President
                        with a copy to:

                        Wilson Sonsini Goodrich & Rosati
                        650 Page Mill Road
                        Palo Alto, CA 94304
                        Attention: Neil J. Wolff
                        Phone:  (415) 493-9300
                        Fax:  (415) 493-6811

                  (iii) If to the Stockholders:

at the address listed below their respective names on the signature pages below or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 12.9.

             12.10 Construction of Agreement. The language hereof will not be construed for or against either party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

             12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 12.11.

             12.12 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

             12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

             12.14 Public Announcement. Intuit and Milkyway will issue a press release approved by both parties announcing the Exchange as soon as practicable following the execution of this Agreement. Intuit may issue such press releases, and make such other disclosures regarding the Exchange, as it determines to be required or appropriate under applicable securities laws or National Association of Securities Dealers, Inc. rules after reasonable consultation, where possible, with Milkyway. Milkyway will take all reasonable precautions to prevent any trading in the securities of Intuit by officers, directors, employees and agents of Milkyway (a) having knowledge of any material information regarding Intuit provided hereunder until the information in question has been publicly disclosed or (b) to the extent that such trading would adversely affect the treatment of the Exchange as a "pooling of interests" for accounting purposes.

             12.15 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize their best efforts to satisfy all the conditions to Closing on or before January 1, 1996.

             12.16 Entire Agreement. This Agreement, the exhibits hereto and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof. The December 1995 Letter of Intent between Milkyway and Intuit is hereby terminated.

             12.17 Delivery. Delivery of any document, financial statement, tax or information return, list or other item required to be delivered to any party pursuant to this Agreement (each individually, a "Document") shall be deemed to have occurred if such Document is delivered directly to the party to receive such Document or directly to any advisor to or agent for such party, provided, however, that such Document must be delivered in the form and language required pursuant to this Agreement. Documents delivered by Milkyway in response to Intuit's due diligence request were delivered in Japanese and/or English.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


INTUIT INC.                                      KABUSHIKI KAISHA MILKYWAY


By: /s/ WILLIAM H. LANE                          By: /s/ MASASHI MIKI
    ---------------------------                      ---------------------------
                                                     Masashi Miki
Its:                                                 President
    ---------------------------

STOCKHOLDERS


     /s/ HIDEMOTO YOSHII                              /s/ YUKO YOSHII
-------------------------------                  -------------------------------
Hidemoto Yoshii                                  Yuko Yoshii

3-11-12 Mukaibara                                3-11-12 Mukaibara
Asao-ku, Kawasaki-shi                            Asao-ku, Kawasaki-shi
Kanagawa-ken, Japan                              Kanagawa-ken, Japan




     /s/ MASASHI MIKI                                 /s/ SADAO MIKI
-------------------------------                  -------------------------------
Masashi Miki                                     Sadao Miki

2-8-5-104 Tate                                   1-11-17 Arajuku-machi
Shiki-shi, Saitama-ken, Japan                    Kawagoe-shi, Saitama-ken, Japan




     /s/ TOSHIKAZU NAKAMURA                           /s/ TOSHIMITSU NAKAMURA
-------------------------------                  -------------------------------
Toshikazu Nakamura                               Toshimitsu Nakamura

2-205-1 Sengen-cho                               4-41 Miya-cho
Omiya-shi, Saitama-ken, Japan                    Omiya-shi, Saitama-ken, Japan


                      SIGNATURE PAGE TO EXCHANGE AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   DEFINITIONS........................................................       1
     1.1  Balance Sheet Date............................................       1
     1.2  Closing ......................................................       1
     1.3  Closing Date..................................................       1
     1.4  Code .........................................................       1
     1.5  Confidentiality Agreement.....................................       2
     1.6  Employee Plans................................................       2
     1.7  Employment Agreements.........................................       2
     1.8  Escrow Agreement..............................................       2
     1.9  Escrow Period.................................................       2
     1.10 Escrow Shares.................................................       2
     1.11 The Exchange..................................................       2
     1.12 Exchange Shares...............................................       2
     1.13 Material Agreement............................................       2
     1.14 Major Stockholder.............................................       2
     1.15 Intuit Affiliates Agreement...................................       2
     1.16 Intuit Ancillary Agreements...................................       2
     1.17 Intuit Common Stock...........................................       2
     1.18 Intuit Options................................................       3
     1.19 Milkyway Ancillary Agreements.................................       3
     1.20 Milkyway Certificates.........................................       3
     1.21 Milkyway Intellectual Property................................       3
     1.22 Milkyway Stock................................................       3
     1.23 Nakamura Agreement............................................       3
     1.24 Securities Act................................................       3
     1.25 SEC...........................................................       3
     1.26 Stockholders Ancillary Agreements.............................       3
     1.27 U.S. Person...................................................       3
     1.28 Yoshii Agreement..............................................       3

2.   THE EXCHANGE ......................................................       3
     2.1  The Exchange..................................................       3
     2.2  No Adjustments................................................       3
     2.3  Escrow Agreement..............................................       4
     2.4  Securities Law Issues.........................................       4
     2.5  Qualified Stock Purchase......................................       4
     2.6  Pooling of Interests..........................................       4

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

3.   REPRESENTATIONS AND WARRANTIES
     OF THE STOCKHOLDERS ...............................................       4
     3.1  Title ........................................................       4
     3.2  Organization .................................................       5
     3.3  Power, Authorization and Validity.............................       5
     3.4  Capitalization ...............................................       5
     3.5  Subsidiaries; Not a Subsidiary................................       6
     3.6  No Violation of Existing Agreements...........................       6
     3.7  Litigation ...................................................       6
     3.8  Milkyway Financial Statements.................................       7
     3.9  Taxes ........................................................       7
     3.10 Title to Properties...........................................       7
     3.11 Absence of Certain Changes....................................       8
     3.12 Agreements and Commitments....................................       9
     3.13 Intellectual Property and Products............................      10
     3.14 Compliance with Laws..........................................      11
     3.15 Certain Transactions and Agreements...........................      12
     3.16 Employees ....................................................      12
     3.17 Corporate Documents...........................................      13
     3.18 No Brokers....................................................      13
     3.19 Disclosure....................................................      13
     3.20 Information Supplied..........................................      14
     3.21 Books and Records.............................................      14
     3.22 Insurance ....................................................      14
     3.23 Environmental Matters.........................................      14
     3.24 Securities Matters............................................      15

4.   REPRESENTATIONS AND WARRANTIES OF INTUIT...........................      16
     4.1  Organization and Good Standing ...............................      16
     4.2  Power, Authorization and Validity ............................      16
     4.3  Capitalization ...............................................      17
     4.4  No Violation of Certificate or Laws...........................      17
     4.5  Disclosure ...................................................      17
     4.6  No Brokers ...................................................      18
     4.7  Pooling ......................................................      18

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

5.   STOCKHOLDER AND MILKYWAY COVENANTS.................................      18
     5.1  Advice of Changes ............................................      18
     5.2  Maintenance of Business ......................................      18
     5.3  Conduct of Business ..........................................      18
     5.4  Certain Agreements ...........................................      20
     5.5  Regulatory Approvals .........................................      21
     5.6  Necessary Consents ...........................................      21
     5.7  Litigation ...................................................      21
     5.8  No Other Negotiations ........................................      21
     5.9  Access to Information ........................................      21
     5.10 Satisfaction of Conditions Precedent..........................      21
     5.11 Securities Laws ..............................................      22
     5.12 Milkyway Affiliates Agreements................................      22
     5.13 Pooling ......................................................      22
     5.14 Assignment of Copyrights......................................      22
     5.15 Resale of Exchange Shares.....................................      22
     5.16 Shareholder Resolution........................................      23
     5.17 Miki Agreement................................................      23

6.   INTUIT COVENANTS ..................................................      23
     6.1  Access to Information ........................................      23
     6.2  Advice of Changes ............................................      23
     6.3  Satisfaction of Conditions Precedent..........................      23
     6.4  Regulatory Approvals .........................................      23
     6.5  Intuit Affiliates Agreements..................................      23
     6.6  Litigation ...................................................      24
     6.7  Securities Laws ..............................................      24

7.   CLOSING MATTERS ...................................................      24
     7.1  The Closing ..................................................      24
     7.2  Exchanges at Closing .........................................      24
     7.3  Legend Restrictions ..........................................      25

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

8.   CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS......................      26
     8.1  Accuracy of Representations and Warranties....................      26
     8.2  Covenants ....................................................      26
     8.3  Compliance with Law...........................................      26
     8.4  Government Consents...........................................      26
     8.5  Documents ....................................................      26
     8.6  No Litigation ................................................      27
     8.7  Opinion of Intuit's Counsel ..................................      27
     8.8  No Changes ...................................................      27

9.   CONDITIONS TO OBLIGATIONS OF INTUIT................................      27
     9.1  Accuracy of Representations and Warranties....................      27
     9.2  Covenants ....................................................      27
     9.3  Compliance with Law ..........................................      27
     9.4  Government Consents ..........................................      27
     9.5  Opinion of the Stockholders' and Milkyway's Counsel...........      28
     9.6  Requisite Approvals ..........................................      28
     9.7  No Litigation ................................................      28
     9.8  Documents ....................................................      28
     9.9  Pooling Letter ...............................................      28
     9.10 Certain Agreements............................................      28
     9.11 Escrow .......................................................      28
     9.12 Employment and Other Agreements...............................      29
     9.13 Milkyway Affiliates Agreements ...............................      29
     9.14 Modification of Certain Agreements............................      29
     9.15 Stockholder Resolution .......................................      29

10.  TERMINATION OF AGREEMENT ..........................................      29
     10.1 Termination...................................................      29
     10.2 Certain Continuing Obligations................................      30

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

11.  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND
       REMEDIES, CONTINUING COVENANTS...................................      30
     11.1  Survival of Representations..................................      30
     11.2  Stockholders Agreement to Indemnify..........................      30
     11.3  Option Registration .........................................      31
     11.4  Announcement of Results......................................      31
     11.5  Incentive Benefits ..........................................      31
     11.6  Work Rules ..................................................      32
     11.7  Financial Statements ........................................      32
     11.8  Proxy .......................................................      32
     11.9  Issuance of Intuit Options...................................      32
     11.10 Management Incentive Plan....................................      32

12.  MISCELLANEOUS .....................................................      33
     12.1  Governing Language and Law; Dispute Resolution...............      33
     12.2  Assignment; Binding upon Successors and Assigns..............      35
     12.3  Severability ................................................      35
     12.4  Counterparts ................................................      35
     12.5  Other Remedies ..............................................      35
     12.6  Amendment and Waivers........................................      35
     12.7  No Waiver ...................................................      35
     12.8  Expenses ....................................................      36
     12.9  Notices .....................................................      36
     12.10 Construction of Agreement ...................................      37
     12.11 No Joint Venture ............................................      37
     12.12 Further Assurances ..........................................      37
     12.13 Absence of Third Party Beneficiary Rights....................      37
     12.14 Public Announcement .........................................      37
     12.15 Time is of the Essence ......................................      38
     12.16 Entire Agreement ............................................      38
     12.17 Delivery ....................................................      38

                                LIST OF EXHIBITS


Exhibit A      Milkyway Stockholders
Exhibit B-1    Form of Employment Agreements
Exhibit B-2    Form of Representative Director Agreement
Exhibit C      Form of Escrow Agreement
Exhibit D      Form of Agreement with Mr. Nakamura
Exhibit E      Form of Agreement with Mr. Yoshii
Exhibit F      Form of Invention Assignment Agreement
Exhibit G      Form of Milkyway Affiliates Agreement
Exhibit H      Pooling Compliance Actions
Exhibit I-1    Form of Assignment of Copyright (Major Stockholders)
Exhibit I-2    Form of Assignment of Copyright (Okazaki)
Exhibit J      Form of Intuit Affiliates Agreement
Exhibit K      Employee Stock Options
Exhibit L      Form of Fenwick & West Opinion
Exhibit M      Form of Mitsui, Yasuda, Wani & Maeda Opinion
Exhibit N      Milkyway Disclosure Schedule
Exhibit O      Resolutions to be Adopted at an Extraordinary Shareholder Meeting
Exhibit P      Form of Miki Agreement


         The exhibits listed above will be furnished to the Commission upon request.